EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-158749) pertaining to the WesBanco, Inc. KSOP of our report dated June 26, 2020, with  respect to the financial statements and schedules of the WesBanco, Inc. KSOP included in this Annual Report (Form 11-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

June 26, 2020